Exhibit 99.1

Excerpts from the Preliminary Offering Memorandum dated January 14, 2021

Cautionary Note Regarding Forward-Looking Statements

This offering memorandum and the documents we have filed with the SEC that are incorporated by reference herein contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Generally, forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words.

There are a number of important factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the following:

•	the COVID-19 pandemic could materially adversely affect our business, financial position and results of operations;

•	our business is highly cyclical in nature;

•

a weakening of the global economy, including capital and credit markets, could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

•	our level of indebtedness could negatively impact our financial condition, results of operations and liquidity;

•	cyclical fluctuations in the price and supply of our raw materials, particularly fiber, could adversely affect our business;

•	we face intense competition in our markets;

•	we are exposed to currency exchange rate fluctuations;

•

political uncertainty and an increase in trade protectionism could have a material adverse effect on global macro-economic activities and trade and adversely affect our business, results of operations and financial condition;

•

we are subject to extensive environmental regulation and we could incur substantial costs as a result of compliance with, violations of or liabilities under applicable environmental laws and regulations;

•	our business is subject to risks associated with climate change and social and government responses thereto;

•	our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for such capital requirements;

•	future acquisitions may result in additional risks and uncertainties in our business;

•	we have limited control over the operations of the Cariboo mill;

•	fluctuations in prices and demand for lumber could adversely affect our business;

•	adverse housing market conditions may increase the credit risk from customers of our wood products segment;

•	our wood products segment lumber products are vulnerable to declines in demand due to competing technologies or materials;

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changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities;

•	we participate in German statutory energy programs;

•	we may experience material disruptions to our production;

•	we are subject to risks related to our employees;

•	we are dependent on key personnel;

•	if our long-lived assets become impaired, we may be required to record non-cash impairment charges that could have a material impact on our results of operations;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate;

•	we rely on third parties for transportation services;

•	we periodically use derivatives to manage certain risks which could cause significant fluctuations in our operating results;

•	failures or security breaches of our information technology systems could disrupt our operations and negatively impact our business;

•	a small number of our shareholders could significantly influence our business;

•	our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations;

•	we are exposed to interest rate fluctuations;

•	we are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the Senior Notes;

•

the Senior Notes are effectively subordinated to all liabilities of our subsidiaries and are unsecured. We may not have sufficient funds to pay our obligations under the Senior Notes if we encounter financial difficulties;

•	despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness;

•	the agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility;

•	we may not have sufficient funds or may be restricted in our ability to repurchase the Senior Notes upon a change in control;

•	an active or liquid trading market may not develop for the Senior Notes;

•	the market price of the Senior Notes may be volatile;

•	an adverse rating of the Senior Notes may cause their trading price to fall; and

•	certain restrictive covenants in the Indenture governing the Senior Notes will be suspended if such Senior Notes achieve investment grade ratings.

Given these uncertainties, you should not place undue reliance on our forward-looking statements. You should read this offering memorandum and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from what we expect. The foregoing review of important factors is not exhaustive or necessarily in order of importance and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this offering memorandum. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all such factors. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in or incorporated by reference in this offering memorandum whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This offering memorandum contains “non-GAAP financial measures”, which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with the generally accepted accounting principles in the United States, referred to as “GAAP”. Specifically, we make use of the non-GAAP measures “Operating EBITDA” and “Operating EBITDA margin”.

We define Operating EBITDA as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA margin is Operating EBITDA expressed as a percentage of revenues. We use Operating EBITDA and Operating EBITDA margin as benchmark measurements of our own operating results and as benchmarks relative to our competitors. We consider them to be meaningful supplements to operating income (loss) as performance measures primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, or as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA and Operating EBITDA margin are internal measures and therefore may not be comparable to other companies.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (v) the impact of non-recurring impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our performance and by relying primarily on our GAAP financial statements.

Recent Developments

Preliminary 2020 Financial Results

During the fourth quarter of 2020, pulp markets started to recover and prices improved modestly. NBSK list prices per ADMT in December 2020 compared to November 2020 increased in Europe to $910 from $880 and net prices in China increased to $695 from $615 per ADMT. Such increases were partially offset by a weakening U.S. dollar. Additionally, certain pulp producers have announced NBSK list price increases effective in January 2021 per ADMT of $50 in Europe, between $25 and $35 in North America and $5 in China.

Lumber markets and pricing remained strong in the fourth quarter of 2020, particularly in the U.S. market.

Based on the recent NBSK price increases and announcements and an improving supply demand balance, we are currently expecting stable pulp demand and modestly improving prices during the course of 2021. In our lumber segment, going into 2021 we currently expect continued strong lumber demand and prices in the U.S. market along with modestly improving sales realizations in the European market.

Both pulp and lumber prices are cyclical and there can be no assurance they will not decline in the future.

On a preliminary basis and based on information available as of January 14, 2021, for the year and the three months ended December 31, 2020, we estimate that our:

Three Months Ended December 31, 2020

•

total revenues increased to approximately $398.2 million in the fourth quarter of 2020 from $331.2 million in the same quarter of 2019, primarily as a result of higher pulp sales volumes and lumber sales realizations;

•	operating income was approximately $15.6 million in the fourth quarter of 2020, compared to an operating loss of $66.1 million in the same quarter of 2019;

•	net loss in the fourth quarter of 2020 was approximately $13.0 million, compared to $72.7 million in the fourth quarter of 2019; and

•	Operating EBITDA for the fourth quarter of 2020 was approximately $49.5 million, compared to a negative Operating EBITDA of $34.2 million in the fourth quarter of 2019.

Year Ended December 31, 2020

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total revenues declined to approximately $1,423.1 million from $1,624.4 million in 2019, primarily due to lower pulp sales realizations and pulp sales volumes, partially offset by higher lumber sales realizations and sales volumes;

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total operating income was approximately $63.7 million, compared to $84.0 million in 2019, primarily as a result of lower pulp sales realizations, partially offset by lower per unit fiber costs, lower maintenance costs and higher wood products segment operating income;

•	net loss was approximately $17.2 million, compared to $9.6 million in 2019; and

•	Operating EBITDA was approximately $192.7 million, compared to $210.4 million in 2019.

On a preliminary basis and based on information available as of January 14, 2021, as at December 31, 2020, we estimate that our:

•	cash and cash equivalents were approximately $361.1 million, compared to $351.1 million at the end of 2019;

•	working capital was approximately $663.1 million, compared to $588.4 million at the end of 2019;

•	total assets were approximately $2,129.1 million, compared to $2,065.7 million at the end of 2019;

•	debt was approximately $1,145.3 million, compared to $1,087.9 million at the end of 2019; and

•	availability under our credit facilities was $266.7 million.

After giving pro forma effect to this offering and the use of proceeds, see “Use of Proceeds” as at December 31, 2020, we would have liquidity of approximately $613.4 million comprised of $346.7 million of cash and cash equivalents and $266.7 million of availability under our revolving credit facilities.

We have not yet closed our books for the year ended December 31, 2020. Accordingly, our actual financial results for the year ended December 31, 2020 may differ materially from the preliminary estimated results above due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time our audited financial results for the year ended December 31, 2020 are finalized. Accordingly, you should not place undue reliance on these preliminary estimated financial results.

The preliminary financial results for the three months and year ended December 31, 2020 referenced above have been prepared by, and are the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying preliminary financial results and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Operating EBITDA Reconciliation

The following table sets forth a reconciliation of our net loss to operating income (loss) and Operating EBITDA for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2020(1)	2019	2020(1)	2019
		(millions)
Net loss	$(13.0)	$(72.7)	$(17.2)	$(9.6)
Income tax provision (recovery)	1.6	(15.9)	6.1	19.2
Interest expense	21.6	20.6	81.7	75.8
Loss on settlement of debt	—	4.8	—	4.8
Other (income) expenses	5.3	(2.9)	(6.8)	(6.1)

Operating income (loss)	15.6	(66.1)	63.7	84.0
Add: Depreciation and amortization	33.9	31.9	128.9	126.4

Operating EBITDA	$49.5	$(34.2)	$192.7	$210.4

(1)	Estimated.

See “Non-GAAP Financial Measures” for a description of Operating EBITDA, its limitations and why we consider it to be a useful measure.

2024 Senior Notes Tender Offer and 2025 Senior Note Partial Redemption

On January 14, 2021, we announced a tender offer to purchase any and all of our outstanding 2024 Senior Notes. We refer to the tender offer for our 2024 Senior Notes as the “Tender Offer”. The Tender Offer expires on January 21, 2021. As at the date of the commencement of the Tender Offer, there was $250 million in aggregate principal amount of 2024 Senior Notes outstanding. If less than all of the 2024 Senior Notes are tendered in the Tender Offer, we intend to redeem any remaining outstanding 2024 Senior Notes at a call price of $1,016.25 per $1,000 in principal amount of 2024 Senior Notes plus accrued and unpaid interest. We refer to the redemption of our 2024 Senior Notes as the “2024 Note Redemption”. Notice of the 2024 Note Redemption was given in accordance with the terms of the indenture governing the 2024 Senior Notes. The Tender Offer is subject to, among other things, the completion of the offering of the Senior Notes hereunder or other debt financing acceptable to us and the 2024 Note Redemption is subject to, among other things, the completion of the offering of the Senior Notes hereunder.

On January 14, 2021 we announced that we intend to partially redeem our outstanding 2025 Senior Notes, which have an aggregate principal amount of $550.0 million, at a redemption price equal to $1,036.88 per $1,000 in principal amount of 2025 Senior Notes redeemed, plus accrued and unpaid interest. We refer to the redemption of our 2025 Senior Notes as the “Partial 2025 Note Redemption”. We intend to give notice of the Partial 2025 Note Redemption in accordance with the terms of the indenture governing the 2025 Senior Notes. The Partial 2025 Note Redemption will be subject to, among other things, the completion of the offering of the Senior Notes hereunder.

Risks Related to the Company

The COVID-19 pandemic could materially adversely affect our business, financial position and results of operations.

The outbreak of COVID-19 in late 2019 initially in China and its subsequent spread globally through 2020 has resulted in significant and widespread global infections and fatalities. In March 2020, the World Health Organization declared the spread of the COVID-19 virus a pandemic. The rapid spread of the virus has resulted in various federal, state and provincial governments declaring emergency measures and the implementation of numerous measures to attempt to contain the virus, including travel bans and restrictions, quarantines, business closures, shelter in place orders and other shutdowns and restrictions.

The impact of the pandemic and the global response thereto has, among other things, significantly disrupted global economic activity, negatively impacted gross domestic product and caused significant volatility in financial markets, with various countries already reporting significant declines in gross domestic product and business activity and material increases in unemployment. While various countries, including the United States, Germany, Canada and China have implemented stimulus packages and other fiscal measures to attempt to reduce the impact of the pandemic on their economies, the impact of the pandemic on global economic activity and markets both in the short and longer term is uncertain at this time.

As demand for our products has principally historically been determined by general global macro-economic activities, demand and prices for our products have historically decreased substantially during economic slowdowns. A significant economic downturn may adversely affect our sales and profitability and may also adversely affect our customers and suppliers. Additionally, significant disruptions and volatility in financial markets could have a negative impact on our ability to access capital in the future.

In mid-2020, many countries eased restrictions on economic and social activities to, among other things, reopen their economies by allowing businesses to restart and encourage economic recovery. The results of such economic measures and the reopening have varied from country to country.

Commencing in the fourth quarter of 2020, there has been a significant widespread increase or “second wave” in reported infections including in Europe, the United States and Canada, as well as the emergence and rapid spread of new variants of the COVID-19 virus in Europe. In response, various countries including in Europe have announced the re-imposition of restrictions on social, business, travel and other activities. In several countries such restrictions are at or near the level of lockdown restrictions imposed earlier in 2020.

In December 2020, various countries approved the use of certain vaccines to aid in the prevention and spread of the COVID-19 virus. Vaccinations started to be rolled out in late 2020 and are expected to continue throughout 2021. Although trial results for the vaccines were positive and encouraging, we cannot predict how successful the vaccines will be against COVID-19 or any of its variants, if there will be significant adverse side effects, how quickly the vaccines will be available and rolled out to the general population, the level of willingness of people to get vaccinated and how long it will take the vaccines to be effective enough for global economies to reopen.

Currently, we are unable to predict the impact of the recent resurgence in infections or emergence and spread of new variants of the virus, the extent of measures governments may take in response thereto, including imposing some or all prior or new restrictive measures, including business closures, nor the effectiveness of and the time required to roll out vaccinations on a large scale. Further, we are currently unable to predict the overall impact of such resurgence or emergence on global economic activity or the pace of any economic recovery.

Our products are an important constituent of many pandemic related high demand goods such as tissue and cleaning products and certain personal protective equipment. However, our mills could experience disruptions, downtime and closures in the future as a result of changes to existing government response measures, outbreaks of the virus among our employees or operations or disruptions to raw material supplies or access to logistics networks.

The magnitude and duration of the disruption and resulting decline in business activity resulting from the COVID-19 pandemic is currently uncertain. The extent to which the COVID-19 pandemic impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including:

•	the duration and scope of the pandemic;

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governmental, business and individuals’ actions that have been and may in the future be taken in response to the pandemic including any resurgence or additional waves of viral infection or any emergence and spread of new variants of the virus;

•	the impact of the pandemic on economic activity and actions taken in response thereto, including the recent easing of health and safety restrictions, measures and closures to reopened economies;

•	any resurgence in infections and fatalities resulting from recent efforts of governments to reopen economies;

•	any additional waves of the virus;

•	the effectiveness of vaccines and when vaccines will become widely available;

•	the effect on our customers’ demand for pulp and wood products;

•	our vendors’ ability to supply us with raw materials;

•	the availability of logistics networks, our ability to ship our products to customers and the availability of any required contractors to perform maintenance services;

•	the ability of our customers to pay for our products; and

•	any closures of our and our customers’ facilities and offices.

The effect of the pandemic, including remote working arrangements for employees, has also increased the risk of cyberattacks on, and other material breaches of, our and our third party service providers’ information technology systems.

We participate in German statutory energy programs.

In Germany, our Stendal and Friesau mills sell surplus green energy at fixed prices or tariffs pursuant to the Renewable Energy Act. Effective January 1, 2017, the German government amended the Renewable Energy Act so that funding for renewable energy is to be allocated through an auction system, primarily to create a competitive bidding process for new installations of wind, solar and biomass energy. Our Stendal mill’s tariff expires in 2024 and Friesau mill’s tariff expires in 2029. Our Rosenthal mill’s initial 20-year tariff expired on December 31, 2020. In 2020, the German government proposed measures that would have, among other things, extended the time period that such tariffs would be available for pulp mills. However, such measures did not come into effect. As a result, commencing January 1, 2021, our Rosenthal mill started selling its power at market rates which fluctuate over time. As a result of, among other things, the COVID-19 pandemic reducing power demand generally in Germany, market rates are currently materially lower than the prior prescribed special tariff. The German government has publicly announced that it will seek to further incentivize green energy production at pulp mills through additional measures in 2021.

The availability of tariffs and other incentives for our green energy production activities is dependent, to a large extent, on political and policy developments relating to environmental concerns in the regions in which we operate. We cannot currently predict the scope of any such measures whether they will provide similar economic incentives as under the tariffs, when, if at all, they will be implemented or their potential application and impact on our Rosenthal mill and, on the expiry of their existing tariffs in 2024 and 2029, respectively, our Stendal and Friesau mills.